Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2026, with respect to the combined financial statements of PBT Land and Minerals, Inc. Predecessor in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of PBT Land and Minerals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Fort Worth, Texas

July 28, 2026